UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            FORM 8-K



                         Current Report
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date  of  report (Date of earliest event reported)  September  7, 1996

                              CUC International Inc.
           (Exact name of Registrant as specified in charter)


             Delaware                 1-10308                 06-0918165
(State or other jurisdiction        (Commission            (I.R.S. Employer
  of  incorporation)                File Number)         Identification No.)


       707 Summer Street
     Stamford, Connecticut                                     06901
(Address of principal executive offices)                     (Zip Code)


                             (203)324-9261
            (Registrant's telephone number, including area code)


                            Not applicable
(Former name or former address, if changed since last report.)



ITEM 5.   OTHER EVENTS


Post-Merger Financial Results


On July 24, 1996, pursuant to an Agreement and Plan of Merger dated as of February 19, 1996, as amended, Stealth Acquisition I Corp., a wholly-owned subsidiary of CUC International Inc. (the "Company"), was merged (the "Davidson Merger") with and into Davidson & Associates, Inc. ("Davidson"). As a result of the Davidson Merger, Davidson became a wholly-owned subsidiary of the Company.

Also on July 24, 1996, pursuant to an Agreement and Plan of Merger dated as of February 19, 1996, as amended, Larry Acquisition Corp., a wholly-owned subsidiary of the Company, was merged (the "Sierra Merger") with and into Sierra On-Line, Inc. ("Sierra"). As a result of the Sierra Merger, Sierra became a wholly-owned subsidiary of the Company.

On August 7, 1996, pursuant to an Agreement and Plan of Merger dated as of April 19, 1996, IG Acquisition Corp. ("IG"), a wholly-owned subsidiary of the Company, was merged (the "Ideon Merger") with and into Ideon Group, Inc. ("Ideon"). As a result of the Ideon Merger, Ideon became a wholly-owned subsidiary of the Company.

The following is a summary of certain interim financial results of the Company, on a consolidated basis, reflecting the combined operations of the Company, Davidson, Sierra and Ideon.

For the one-month period ended September 7, 1996, the Company had consolidated revenues and a net loss of approximately $192.5 million and $(58.3 million) ($(.22 per share)), respectively. The weighted average number of Company common shares outstanding for this period was approximately 269 million.

These results include a charge of approximately $128 million ($80 million or $.30 per common share after-tax effect) for costs associated with the Ideon Merger, including integration and transaction costs as well as costs relating to certain outstanding litigation matters, as discussed in the Company's Current Report on Form 8-K filed September 17, 1996.




                            SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant had duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                           CUC International Inc.
                          (Registrant)





Date: September 19, 1996  By: COSMO CORIGLIANO
                              Cosmo Corigliano  - Senior Vice President
                              and Chief Financial Officer
                              (Principal Financial and Accounting Officer)